Exhibit 10.7
EMPLOYMENT AGREEMENT
          This Employment Agreement (“Agreement”) is made and entered into as of the 21 day of December, 2015, by and between Tixfi Inc., a Nevada corporation (the “Company”) and Geurt van Wijk (“Executive”).
Whereas, the Company desires to employ Executive and Executive desires to accept such employment by the Company on the terms and subject to the conditions hereinafter set forth;
Now therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
1.  Employment. The Company hereby employs Executive, and Executive hereby accepts such employment by the Company, upon the terms and conditions set forth below.
2.  Term. Subject to the provisions for termination herein provided, the employment of Executive shall commence as of the date of this Agreement and shall continue for an initial term of two (2) years (the “Initial Term”). At the end of the Initial Term (and any Extension Term hereof as set forth below), this Agreement and the terms herein shall automatically be renewed and extended for additional one (1) year terms (each, an “Extension Term” and, together with the Initial Term, the “Term”) unless notice of a party’s desire not to so renew is served by either party to the other party at least thirty (30) days prior to the then-current Term.
3.  Duties and Responsibilities.
a.	Position. During the Term, Executive shall serve as Chief Operating Officer of the Company, and in connection therewith, Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by or under the authority of the Chief Executive Officer or other officer of the Company designated by the Board of Directors of the Company (the “Board”), and, in the absence of such assignment, such duties customary to such office as are necessary to the operations of the Company.
b.	Time Commitment. Executive’s employment by the Company shall be full-time, and during the Term, Executive agrees that he will devote his business time and attention, his best efforts, and all his skill and ability, to promote the interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided, however, that such activities (individually or collectively) (a) do not materially interfere with the performance of his duties or responsibilities under this Agreement and (b) do not injure the reputation, business or business relationships of the Company or any of its affiliates as determined by the Company in good faith.
c.	Location. Executive’s services shall be generally performed at the Company’s offices in The Netherlands, subject to necessary travel requirements of his position and duties hereunder.

d.	Laws. Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. Executive shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority.
4.  Compensation; Expenses, Benefits, Etc.
a.	Base Salary. The Company shall pay Executive a base fee of EUR 120.000 per annum (the “Base Salary”) in equal monthly installments or at such other intervals as the parties shall agree. The Base Salary may be increased on each anniversary of the date hereof at a rate determined by a majority of the independent members of the Board or the compensation committee made up of at least three independent members appointed by the Board (collectively hereinafter referred to as the “Compensation Committee”) The Base Salary shall be increased to EUR 150.000 per annum beginning in the first calendar month following the Company entering into fully executed contracts with at least three customers who are unrelated parties that have a minimum of 500 users of the software system being licensed by the Company’s subsidiary and each of such three contracts are in full force and effect.
b.	Bonus. In addition to the Base Salary, Executive will be eligible to receive a performance bonus during each year of employment with the Company up to 75% of the Base Salary. The award of each year’s performance bonus, if any, shall be based upon the following performance criteria to be further determined in the reasonable discretion of the Compensation Committee: (a) 75% based on the Compensation Committee’s objective evaluation of revenue growth, successful integration of acquisitions, EBIDTA growth, margin improvement, and shareholder value in amounts reasonably established by the Compensation Committee and (b) 25% based on the Compensation Committee’s subjective evaluation of Executive’s performance. Such determination shall be made after consultation with Executive within sixty (60) days of the end of each fiscal year during the Term (and shall be pro-rated for the partial fiscal year in which this Agreement is commenced). The Company shall pay any performance bonus payable hereunder within thirty (30) days following the completion of the audit with respect to the applicable fiscal year. The full performance bonus that may be awarded pursuant to this Section 4, as it may be increased from time to time as provided for in this Section 4(b), shall be referred to herein as the “Bonus.”
c.	Stock Option Grant. Executive shall receive a stock option grant (the “Stock Option”), subject to vesting discussed below, which entitles Executive to purchase 425,713 shares (the “Exercise Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Stock Option will vest 1/3 on each of the three anniversary dates of the date of this Agreement but only if the Executive is still employed by the Company at the time of vesting. The exercise price of the Exercise Shares shall be as follows: (i) for the one-third of the Stock Options which vest on the first anniversary date of this Agreement, the exercise price shall be $0.2936 per Exercise Share; (ii) for the one-third of the Stock Options which vest on the second anniversary date of this Agreement, the exercise price shall be $0.3524 per Exercise Share; and (iii) for the one-third of the Stock Options which vest on the third anniversary date of this Agreement, the exercise price shall be $0.4111 per Exercise Share. Once vested, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date. The number of Exercise Shares subject to the Stock Option are subject to appropriate adjustment in the event of stock split, reverse stock split, merger, recapitalization and similar transactions which may take place after the date hereof. In the event Executive ceases to be employed by the Company, except for the cessation of Executive’s employment under Certain Circumstances, the Executive has 1 month to exercise vested options or otherwise they will become void (the “Expiration Date”). For purposes of this Agreement, “Certain Circumstances” shall mean the termination of Executive’s employment (i) by the Company Without Cause; or (ii) by Executive for Good Reason; or (iii) as a result of a Change in Control (in each case as defined below).

d.	Additional Benefits.
i.	Executive shall be entitled to 5 weeks of paid vacation/holiday during each calendar year of the Term, to be taken during such calendar year at times selected by Executive, in agreement with the Compensation Committee. In addition, Executive will be entitled to all public holidays. Unused vacation/holiday time may be carried over from one year to the next with the prior agreement of the Compensation Committee.
ii.	The Company will, provide Executive with an allowance for the provision of a vehicle in the amount of EUR 1,350 per month The car allowance will stop when executive’s Base Salary reaches EUR 150.000 per annum. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of Executive’s employment under this Agreement, subject to compliance with the Company’s policies regarding proof of payment, receipts, etc.
iii.	During the Term of this Agreement, Executive shall be eligible to participate in each of the Company’s existing or future benefit plans, policies or arrangements maintained by the Company and made available to executives generally, as well as all such existing or future benefit plans, policies or arrangements maintained by the Company for the benefit of executives. Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise affect the terms of this Agreement.
e.	Interest. In the event any compensation is not paid to Executive when due hereunder, it will accrue interest at the rate of ten percent (10%) for the first thirty (30) days, then the non-payment of compensation or late payment will accrue interest at the maximum allowable rate until paid.
5.  Termination.
a.	Termination by the Company for Cause. The Company may terminate this Agreement at any time during the Term for Cause, effective immediately upon written notice to Executive of such termination. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s gross incompetence or willful and serious misconduct, or any act by Executive of fraud or dishonesty, misappropriation or embezzlement in connection with the business, operations or affairs of the Company, in each case following an opportunity by Executive to appear and be heard by the Board, that is injurious to the business, operations or affairs of the Company; or (ii) the willful failure or refusal of Executive to perform any duties and responsibilities set forth in or delegated to him pursuant to this Agreement where such failure or refusal is not cured to the reasonable satisfaction of the Board within ten (10) days after written notice thereof is delivered to Executive; or (iii) Executive’s conviction or plea of nolo contendere to any felony. A termination of Executive’s employment by the Company for any reason not provided for in the definition of “Cause” above or in any other circumstances will be a termination “Without Cause.”

b.	Termination by Executive for Good Reason. Executive shall have the right to terminate this Agreement and his employment by the Company hereunder by delivery of written notice to the Company upon Good Reason. “Good Reason” shall mean: (i) any material adverse change or reduction in the status, position, duties or responsibilities of Executive without Executive’s prior written consent which is not cured to the reasonable satisfaction of Executive within thirty (30) days after written notice thereof is delivered to the Board by Executive; (ii) a change in Executive’s principal office to a location outside a [50] mile radius of Executive’s principal office referenced above without the prior written consent of Executive; (iii) the Company’s failure to comply with any provisions of Section 4 of this Agreement which failure is not cured to the reasonable satisfaction of Executive within ten (10) days after written notice thereof is delivered to the Board by Executive; (iv) a material breach of this Agreement (other than with respect to Section 4) by the Company and such breach is not cured to the reasonable satisfaction of Executive within thirty (30) days after written notice thereof is delivered to the Board by Executive; or (v) any Change in Control (as defined below).
c.	Other Termination. Other than as set forth above, Executive may terminate this Agreement and his employment hereunder, upon not less than 180 days’ prior written notice to the Company, subject to Section 6. Other than as set forth above, the Company may terminate this Agreement and Executive’s employment hereunder Without Cause, upon not less than 180 days’ prior written notice to the Company, subject to Section 6.
d.	Death. This Agreement shall automatically terminate in the event of Executive’s death, without notice by or to either party.
e.	Disability. The Company shall have the right to terminate this Agreement and Executive’s employment by the Company hereunder in the event that Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental disability (from any cause or causes whatsoever) in substantially the manner and to the extent required of him hereunder prior to the commencement of such disability and Executive shall fail to perform such duties for periods aggregating sixty (60) days, whether or not continuous, in any continuous three hundred sixty (360) day period.
f.	Mutual Agreement. The parties may terminate Executive’s employment by the Company hereunder upon their mutual written consent.

g.	Change in Control. For purposes of this Agreement, a “Change in Control” shall mean: (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.
6.  Payments Upon Termination.
a.	Termination for Cause; Termination Without Good Reason. In the event that the Company shall terminate this Agreement and Executive’s employment by the Company for Cause pursuant to Section 5(a) or Executive shall terminate this Agreement and his employment by the Company without Good Reason pursuant to Section 5(c):
i.	within thirty (30) days of Executive’s termination, the Company shall pay to Executive his then-current Salary earned through the date of termination together with all reimbursements and other amounts owed to Executive through such termination date pursuant to Section 4, with any accrued but unused vacation/holiday to be paid as though Executive had been employed for such time;
ii.	all remaining unvested Stock Options will immediately be forfeited without any additional compensation therefore; and
iii.	thereafter the Company shall have no further payment obligation to Executive and Executive shall have no further obligations to the Company.
b.	Termination Without Cause and Termination With Good Reason. In the event that the Company shall terminate this Agreement and Executive’s employment by the Company Without Cause pursuant to Section 5(c) or Executive shall terminate this Agreement and his employment by the Company for Good Reason pursuant to Section 5(b), then:
i.	within thirty (30) days of such termination the Company shall pay to Executive his then current Base Salary earned through the date of termination, together with all reimbursements and other amounts owed to Executive through such termination date pursuant to Section 4, with any accrued but unused vacation/holiday to be paid as though Executive had been employed for such time;

ii.	within thirty (30) days of such termination the Company shall pay to Executive an amount equal to one hundred percent (100%) of the greater of (i) Executive’s Bonus for the year of termination or (ii) the Bonus actually earned for the year prior to the year of termination, if any;
iii.	within thirty (30) days of such termination the Company shall pay to Executive a lump-sum severance payment severance in an amount equal to the lesser of (i) one (1) times the Base Salary in the year of such termination or (ii) the amount of Base Salary owed to Executive for the remainder of the Initial Term;
iv.	the Company shall continue to provide Executive with those medical, life and disability insurance benefits, if any, which are provided to Executive on the last day of his employment by the Company (or reimburse Executive for COBRA) for a period of [5] years (the “Severance Period”);
v.	all Stock Options granted to Executive shall immediately vest, and any transfer restrictions thereon shall cease to be effective; and
vi.	thereafter the Company shall have no further payment obligation to Executive and Executive shall have no further obligations to the Company.
c.	Termination Upon Death or Disability. In the event that this Agreement and Executive’s employment by the Company is terminated pursuant to Section 5(d) or Section 5(e), then:
i.	within thirty (30) days of such termination, the Company shall pay to Executive (or his heirs and/or personal representatives) his then current Base Salary earned through the date of termination, together with all reimbursements and other amounts owed to Executive through such termination date pursuant to Section 4, with any accrued but unused vacation/holiday to be paid as though Executive had been employed for such time;
ii.	all remaining unvested Stock Options will immediately be forfeited without any additional compensation therefore; and
iii.	thereafter the Company shall have no further payment obligation to Executive and Executive shall have no further obligations to the Company.
7.  Non-Competition
a.	Acknowledgement. Executive acknowledges that (i) the Company engages in a competitive business, (ii) Executive’s services and responsibilities are unique in character and are of particular significance to the Company, (iii) Executive’s position with the Company will place him in a position of confidence and trust with the customers, suppliers and executives of the Company, and (iv) Executive’s position with the Company will provide him access to Confidential Information that is valuable and material to the business and competitive position to the Company.

b.	Non-Compete Restriction. Executive, therefore, agrees that during his employment by the Company and for a period of either (i) twelve (12) months thereafter if the Agreement is terminated by the Company Without Cause or by Executive for Good Reason; or (ii) twenty four (24) months thereafter if terminated by the Company for Cause or the Executive Without Cause (the “Restricted Period”), he will not (other than as a director, employee, agent or consultant of the Company), directly or indirectly, as an individual proprietor, partner, shareholder, member, officer, director, employee, consultant, independent contractor, joint venturer, investor or lender, participate in any business or enterprise anywhere in the world in the provision of services which are the same as, substantially similar to or competitive with the business and the services in which the Company is engaged or in which the Company was designing, developing, selling or providing at any time during Executive’s engagement hereunder unless Executive shall have obtained the prior written consent of the Board; provided, however, that the foregoing restrictions shall not be construed to prohibit the ownership by Executive of not more than two percent (2%) of any class of equity securities of any corporation which are publicly owned and regularly traded on any national securities exchange or over-the-counter market if such ownership represents a personal investment and neither Executive nor any group of persons including Executive either directly or indirectly in any way manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes part in its business other than exercising his right as an equity holder or seeks to do any of the foregoing.
8.  Confidentiality.
a.	Restriction. Executive recognizes and acknowledges that he has and will continue to have access to Confidential Information (as defined below) during the Term and that such Confidential Information constitutes special, unique and valuable property of the Company. Executive acknowledges that the Confidential Information is and shall remain the exclusive property of the Company. Executive agrees that he will not at any time without the prior written consent of the Company (whether during the Term or at any time thereafter) utilize such Confidential Information for his own benefit, for the benefit of any third party or to the detriment of the Company, or disclose such Confidential Information to anyone outside the Company other than as shall be necessary in connection with the performance of his obligations hereunder. Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”.
b.	Definition. For purposes of this Agreement, the term “Confidential Information” shall mean any confidential, proprietary or non-public information, whether written or oral, tangible or intangible, of or concerning the Company and its subsidiaries and affiliates and parties with whom such parties do business, and shall include, without limitation, scientific, trade and engineering secrets, “know-how,” formulas, secret processes, drawings, specifications, engineering, hardware configuration information, works of authorship, machines, inventions, concepts, computer programs (including documentation of such programs), images, text, source code, object code, html code, scripts, flow charts, routines, compilers, assemblers, designs and all modifications, enhancements and options thereto, services, materials, patent applications, new product and other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, business plans, prospects, financial information, information about costs, profits, markets, sales, customers and suppliers, procurement and promotional information, credit and financial data concerning customers or suppliers, information relating to the management, operation and planning of the Company and its subsidiaries and affiliates, and plans for future development and other information of a similar nature to the extent not available to the public. The Company acknowledges that for purposes of this Agreement, the term “Confidential Information” shall not include information which (i) was demonstrably known to Executive prior to the date of Executive’s first day of employment by the Company or its affiliates (which was prior to the Effective Date), (ii) is learned by Executive from a third party who is not under an obligation of confidence to the Company, its affiliates or subsidiaries or parties with whom such entities do business or, (iii) becomes generally available to the public other than by breach of this provision.

c.	Compelled Disclosure. In the event that Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands and similar processes and/or other legal means) to disclose any Confidential Information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and Executive will cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this paragraph to permit a particular disclosure, Executive shall furnish only that portion of the Confidential Information that he is advised by counsel in writing is legally required to be disclosed and shall exercise his reasonable best efforts to obtain reliable assurances that confidential treatment will be afforded the Confidential Information. Executive further agrees that all memoranda, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by Executive or others, that come into his possession, shall be and remain the exclusive property of the Company to be used by Executive only in the performance of his obligations hereunder.
d.	Return of Documents and Property. Upon the termination of Executive’s employment by the Company or at any other time upon the request of the Company, Executive (or his heirs or personal representatives) (a) shall deliver to the Company all Confidential Information in Executive’s control, including all memoranda, disks, files, notes, records or other documents which contain or are based upon Confidential Information and shall not retain any copies thereof in any format or storage medium (including computer disk or memory) and (b) use good faith efforts to purge from any computer system in his possession other than those owned by and returned to the Company, all computer files that contain or are based upon any Confidential Information and confirm such purging in writing to the Company.

9.  Assignment/Ownership of Intellectual Property, Etc.
a.	Work Product. Executive acknowledges that all original works of authorship which are created, conceived, developed or reduced to practice by or under the direction of Executive (solely or jointly with others) during the period of his employment with the Company or its subsidiaries that relate to the business activities of the Company or its subsidiaries (whether or not during normal working hours, on the premises of the Company or using the Company’s equipment or Confidential Information), including, without limitation, any designs, forms, formulas, materials, products, deliverables, work product, developmental or experimental work, computer software programs, ideas, inventions, improvements, techniques, discoveries, designs, processes, artistic works, formulae and methods of manufacture, whether patentable or not (including, without limitation, images, text, source code, object code, html code and scripts), databases and other original works, and any upgrades, modifications or enhancements to the foregoing and any related patents, patent applications, copyrights, copyright applications and which relate to or are connected with any products, article, method of process of a kind produced, used or sold by or which relates to or are connected with any business research or other activity carried on by the Company or which could be utilized in the business of the Company, together with any copyright therein or relating thereto (collectively referred to herein as the “Work Product”), are and shall remain the sole and exclusive property of the Company, and all right, title and interest therein shall vest in the Company and shall be deemed a “work made for hire,” as that term is defined in the United States Copyright Act.
b.	No Rights to Executive. Unless otherwise agreed to in writing by the Company, nothing herein or contained in any other agreement or in the course of dealing between Executive and the Company shall be construed to grant to Executive or his affiliates any ownership right, title or interest in or license to any of the Work Product. To the extent that title to any of such Work Product may not, by operation of law, vest in the Company, or any of such Work Product may not be considered to be “work made for hire”, all right, title and interest therein are hereby irrevocably assigned to the Company without limitation.
c.	Ownership by Company. All Work Product shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name copyright, patent and trademark registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. All Work Product that, within twelve (12) months after the termination of Executive’s employment by the Company, is made, disclosed, reduced to a tangible or written form or description, or is reduced to practice by Executive and that relates to the business of the Company at the time of such termination shall, as between Executive and the Company, be presumed to have been made during Executive’s employment by the Company.
d.	Additional Agreements. Executive hereby irrevocably authorizes the Company to apply for any patent, registered design or other protection for any Work Product in the Company’s own name in any part of the world, and Executive shall, at the request and cost of the Company, apply for and execute and do all such documents, acts and things as may in the opinion of the Board be necessary or conducive to obtain such patent, design or other protection for any such Work Product in any part of the world and to vest such patent, design or other protection in the Company or its nominees. Executive hereby irrevocably authorizes the Company for the purposes aforesaid to make use of the name of Executive and to sign and execute any documents or do anything on his behalf. Executive shall not knowingly do anything to imperil the validity of any such patent, design or protection or any application (or right to apply) therefore and shall, at the cost of the Company, render all possible assistance to the Company both in obtaining and in maintaining such patent, design or other protection, and Executive shall not either during the continuance of his employment hereunder or thereafter exploit or make public or disclose any such Work Product or give any information in respect thereof except to the Company or as it may direct. The Company shall be under no obligation to apply for or seek to obtain patent, design or other protection in relation to any such Work Product or in any way to use, exploit or seek to benefit from such Work Product, with such matters and the extent to which the Company provides advice, facilities and other assistance in connection with the development and exploitation of the Work Product to be decided by the Board at its absolute discretion.

10.  Enforceability of Restrictive Covenants. Executive hereby acknowledges and agrees that the restrictions on his activities contained in Section 7, Section 8 and Section 9 are necessary for the reasonable protection of the Company and are a material inducement to the Company entering into this Agreement.  Executive further acknowledges that a breach of any such provisions would cause irreparable harm to the Company for which there is no adequate remedy at law.  Executive agrees that in the event of any breach of any provision contained in Section 7, Section 8 or Section 9, the Company shall have the right, in addition to any other rights or remedies it may have, (a) to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law, and (b) to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him as a result of any transaction constituting as breach of any of the provisions of Section 7, Section 8 or Section 9 and Executive agrees to account for and pay over to the Company any such compensation, profits, monies, accruals, increments or other benefits.  The parties acknowledge that (a) the time, scope, geographic area and other provisions contained in Section 7, Section 8 and Section 9 are reasonable and necessary to protect the goodwill and business of the Company, (b) it is reasonable that the covenants set forth herein are not limited by narrow geographic area, and (c) the restrictions contained herein will not prevent Executive from being employed or earning a livelihood.  If any covenant contained in Section 7, Section 8 or Section 9 is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend to the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.  In the event that the Company shall bring any action, suit or proceeding against Executive for the enforcement of this Agreement, the calculation of the Restricted Period shall not include the period of time commencing with the filing of the action, suit or proceeding to enforce this Agreement through the date of the final judgment or final resolution (including all appeals, if any) of such action, suit or proceeding.  The existence of any claim or cause of action by Executive against the Company predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of any provision of Section 7, Section 8 or Section 9.

11.  Miscellaneous.
a.	Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class mail and by registered or certified mail, return receipt requested, addressed to Company and to Executive at their respective addresses set forth below, or to such other person or address as may be designated by like notice hereunder, with any such notice being deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed:
If to the Company:

Tixfi Inc.
13355 Moss Rock Drive
Auburn, CA 95602
Attn: HR

If to Executive:

_____________________
_____________________
_____________________
_____________________

b.	Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto, which consent may be given or withheld by either such party in its sole discretion.
c.	Compensation. The Company agrees to pay the compensation and/or cash payments hereunder to Executive’s management company as directed by the Executive. Executive is aware that this Agreement involves a taxable event and that the Company is required to report such compensation to the Internal Revenue Service. The Company will issue a Form W-2 and or 1099 to Executive for such cash payments received each year, or any other documents required by the authorities of any country in which Executive is resident. Executive will be responsible for payment of all applicable income and other taxes due as a result from receiving any salary, allowances or other compensation from or as a result of or to this Agreement.
d.	Further Assurances. From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

e.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Nevada applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.
f.	Jurisdiction. Executive and the Company each irrevocably: (i) submits to the exclusive jurisdiction of the State and Federal courts located in the State of California the purpose of any proceedings arising out of this Agreement or any transaction contemplated by this Agreement; (ii) agrees not to commence such proceeding except in these courts; (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to a party’s address as provided herein shall be effective service of process for any such proceeding; and (iv) waives any objection to the laying of venue of any such proceeding in these courts.
g.	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right he or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver; and acknowledges that he or it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained herein.
h.	Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
i.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that Employee may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company (which may be granted or withheld in the Company’s sole and absolute discretion).
j.	Survival. The provisions of Sections 6, 7, 8, 9 and 10 hereof shall survive the termination or expiration of this Agreement.
k.	Entire Agreement; Modification. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged.
l.	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

m.	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be considered originals for all purposes.
[Signatures appear on following page]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Tixfi Inc.

By:	/s/ Arend D. Verweij
Name: Arend D. Verweij
Title: Chief Executive Officer

Executive

/s/ Geurt van Wijk
Geurt van Wijk